Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pacira BioSciences, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-175101, 333-181986, 333-196542, 333-212098 and 333-233141) on Form S-8 of Pacira BioSciences, Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Pacira BioSciences, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Pacira BioSciences, Inc.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP Short Hills, New Jersey February 26, 2021